Exhibit 10.20

PURCHASE AND SALE AGREEMENT

(Storage Deluxe, Fordham Rd., Bronx, NY Property)

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made and entered into to be effective as of the 1st day of December, 2003 , by and between FORDHAM ROAD STORAGE PARTNERS, LLC, a Maryland limited liability company (“Seller”) and EXTRA SPACE DEVELOPMENT, LLC, a Utab limited liability company (“Purchaser”).

1. Agreement of Sale; Effective Date. Subject to, and on the terms and conditions herein set forth, Setter hereby agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller the Property (as defined in Section 2 below). The “Effective Date” of this Agreement shall be the date set forth above, which shall be the date that Purchaser receives a fully-executed copy of this Agreement, including a legal description of the Property.

2. Property Description.

A. The “Property” shall be defined in this Agreement as that certain real property located at 245 West Fordham Road, Bronx, NY10468, consisting of approximately              acres, as more fully described on Exhibit “A” attached hereto and incorporated herein (sometimes separately referred hereinafter as the “Real Property”), together with all of Seller’s right, title and interest in and to all buildings, structures, fixtures, casements, rights of way and improvements thereon, including certain of Seller’s property used in connection with the operation of Seller’s self-storage business at the Property, such as (a) tangible personal property (i.e., supplies, machinery, equipment, furniture and trade fixtures, computers and related hardware and software), as more particularly set forth in the inventory list to be provided to Purchaser pursuant to Exhibit “B,” Item 8 (“Personal Property”), (b) agreements, contracts, warranties, guarantees, or other similar arrangements or rights thereunder, if any, (c) franchises, approvals, permits, licenses, orders, registrations, certificates, exemptions and similar rights obtained from governments or agencies, (d) leases, subleases and rights thereunder, (e) prepayments and deferred items, claims, deposits, refunds, causes of action and rights of recovery, (f) accounts, notes, leases and other receivables, (g) telephone numbers, books, records, ledgers, files, documents, correspondence and lists, except as otherwise specifically set forth in this Agreement, (h) drawings and specifications, architectural plans, yellow page advertising (but only as set forth in Sections 10E and 10G), studies, reports, and (i) intangibles including goodwill and going concern value. The term “Property” shall not include any current or contingent debts, liabilities or obligations pertaining to the Property, unless expressly assumed by Purchaser under the terms of this Agreement.

B. Purchaser expressly acknowledges that Setter is not selling to Purchaser the name “Storage Deluxe.” Accordingly, the term “Property” shall expressly exclude the use of the name “Storage Deluxe,” except for the limited use set forth in Section 10G. Purchaser expressly agrees that any name, trade name, trademark, service mark or logo by which the Property, or any part thereof, may be known or which may be used in connection with the Property with respect to its use as a self-storage facility owned and operated by “Storage Deluxe” (collectively “Storage Logos”) shall remain exclusively vested in Seller and shall not be deemed part of the Property in this Agreement. Purchaser hereby expressly acknowledges that it shall have no right, title or interest in or to the Storage Logos or the use thereof and covenants that Purchaser shall not use or employ the Storage Logos whatsoever, except as authorized under Section 10G.

3. Purchase Price. The Purchase Price to be paid by Purchaser to Seller for the Property shall be the total sum of Fifteen Million One Hundred Fifty Thousand Eight Hundred Dollars ($15,150,800), which sum shall be paid as follows and in accordance with Section 8C:

A. The Initial Earnest Money Deposit (as defined in Section 4A) in the amount of Two Hundred Thousand Dollars ($200,000) in accordance with Section 4A;

B. The Supplementary Earnest Money Deposit (as defined in Section 4B) in the amount of Three Hundred Thousand Dollars ($300,000) in accordance with Section 4B; and

C. At the Closing, the balance of the Purchase Price in the amount of Fourteen Million Six Hundred Fifty Thousand Eight Hundred Dollars ($14,650,800) by federal electronic wire transfer of immediately available funds.

4. Earnest Money Deposit.

A. Within three (3) business days after the Effective Date, Purchaser shall deposit with Chicago Title Insurance Company, National Office, at 171 N. Clark Street, 3rd Floor, Chicago, IL 60601, Attention: Ronald K. Szopa, as the “Escrow Agent” and “Title Company,” an earnest money deposit in cash in the amount of Two Hundred Thousand Dollars ($200,000) (“Initial Earnest Money Deposit”), together with a fully-executed copy of this Agreement. The Initial Earnest Money Deposit shall be refundable during the Inspection Period (as defined in Section 6) and as otherwise set forth in this Agreement and shall be credited to the Purchase Price upon the Closing.

B. On or before the expiration of the Inspection Period, Purchaser shall deposit into escrow an additional sum of Three Hundred Thousand Dollars ($300,000) (“Supplementary Earnest Money Deposit”), which collectively with the Initial Earnest Money Deposit shall be considered the “Earnest Money Deposit.” After the expiration of the Inspection Period, all of the Earnest Money Deposit shall be non-refundable, except as otherwise set forth in this Agreement, but shall be credited to the Purchase Price at Closing.

C. The Escrow Agent is authorized and instructed to act in accordance with this Section, Section 21 and all other terms of this Agreement, which shall constitute escrow instructions for this transaction, and shall hold and dispose of the Earnest Money Deposit and any additional deposits in strict compliance with this Agreement, as acknowledged by the Escrow Agent at the end of this Agreement. The Earnest Money Deposit is to be invested in an interest bearing escrow account in a financial institution insured by the Federal Deposit Insurance Corporation chosen by Purchaser, with such account having a maturity date not later than the Closing Date (as defined in Section 8A). All interest earned on the Earnest Money Deposit shall be delivered to Seller at Closing, except in the event of an earlier termination of this Agreement, in which case, the interest earned shall be the property of the party entitled to the Earnest Money Deposit.

5. Items from Seller. On or before the Effective Date, Seller shall deliver to Purchaser complete copies of any and all existing documentation or items in Seller’s possession or control as listed on Exhibit “B,” attached hereto and incorporated herein. Purchase will notify Seller in writing within five (5) days after receiving such documentation or items from Seller if Purchaser believes it is missing any documentation, in which case, Seller shall have five (5) days to respond to Purchaser by sending any missing documentation or notifying Purchase in writing that Seller has no additional documentation to provide to Purchaser relating to the Property. In addition, Seller agrees that, during the term of this Agreement, Seller will provide to Purchaser on an ongoing basis (at least monthly) updated reports of items 1, 2, 3, 4 and 14 of Exhibit “B.”

6. Inspection Period

A. Inspection Period. Purchaser shall have sixty (60) days after the Effective Date (“Inspection Period”) to conduct, at Purchaser’s expense, its basic due diligence to determine, in Purchaser’s sole discretion, that the Property is suitable and satisfactory for Purchaser’s intended use of the Property. Purchaser’s inspection shall include the following:

(i) Property Evaluation. Purchaser shall have the right to perform any non-invasive inspections and examinations of the Property, at reasonable times and during regular business hours, to the extent Purchaser deems necessary, to determine the condition of the Property. Purchaser and Purchaser’s representatives, consultants, agents and employees shall, during regular business hours, (a) have the right to cause non-invasive environmental reviews and site assessments and inspections of the Property to be made, (b) have access to all buildings, improvements, storage areas (not under the control of tenants) and, subject to tenant rights, other spaces, equipment and personalty that are included in the Property, and (c) conduct all other necessary non-invasive feasibility studies, title reports, surveys, soils tests, engineering studies, examination of zoning status, building and use permits, sign permits and all other permits required for the Property. While conducting such investigations, tests and studies, Purchaser shall not unreasonably disturb or interfere with Seller’s use of the Property or any person using, occupying or providing services at the Property, including, without limitation, Seller’s tenants and employees. All of the inspections and examinations of the Property shall be at the sole cost and expense of Purchaser. Purchaser shall not cause any damage to the Property and, in the event of any damage to the Property, Purchaser shall immediately repair the same and return the Property to the condition immediately prior to such damage. Prior to entering onto the Property, Purchaser’s consultants and contractors will deliver to Seller certificates of commercial general liability insurance, naming Seller and GECC (as defined in Section 9A) as additional insured parties and will maintain such insurance during the Infection Period, in an amount of no less than $3,000,000 per occurrence insuring all activity and conduct of any employee or agent of Purchaser’s consultants or contractors while exercising the right of access hereunder.

(ii) In no event shall Purchaser perform any invasive testing on the Property, including, without limitation, Phase 2 studies and/or soil borings, without strict compliance with the following requirements: (a) Purchaser shall provide prior written notice to Seller in each instance of any such invasive testing, including, without limitation, delivering to Seller a scope of proposed work subject to Seller’s review and approval, in Seller’s sole discretion; (b) Purchaser shall obtain Seller’s prior written consent (which consent shall be in Seller’s sole discretion) for each instance of any such invasive testing; (c) Seller or an agent of Seller shall be present during all such invasive testing on the Property; (d) all Insurance requirements set forth above for Purchaser’s Inspection Period shall be in full force and effect; and (e) in the event of any damage to the Property in the course of such invasive testing. Purchaser shall immediately repair the same and return the Property to the condition immediately prior to such damage and inspection.

(iii) Evaluation of Business. In addition to Purchaser’s inspection of the documents provided by Seller pursuant to Section 5, Purchaser, and its agents and accountants, shall have the right, after prior notice to Seller, at reasonable times and during regular business hours, to inspect and examine all business and service records, tenant files, leases, accounts receivable, accounts payable, books and records of account, computer records, bank deposit receipts and all other such documents relating to the management, operation, income and expense of the Property for the last three (3) years. Purchaser shall have the right to make photocopies of all records and documents at Purchaser’s expense. Purchaser will use any such information supplied by Seller solely to evaluate the business conducted from the Property and will keep the information confidential, except to the extent Purchaser may be required to disclose such information under applicable laws. In the event that this transaction does not close for any reason, Purchaser will return to Seller all documents that Purchaser has obtained from Seller pursuant to Section 5.

B. Purchaser’s Indemnification. Purchaser shall indemnify, defend and hold Seller harmless from and against any and all costs, expenses, losses, attorneys’ fees and liabilities resulting from (i) any physical damage to the Property caused by Purchaser or its representatives or agents arising from the access hereby granted or from the inspection and/or testing conducted by or on behalf of Purchaser under this provision, (ii) the negligence or willful misconduct of Purchaser or its representatives or agents in connection with the access hereby granted or from the inspection and/or testing conducted by or on behalf of Purchaser hereunder, and (iii) any breach by Purchaser of the provisions of this Section 6B. The provisions of this Section 6B shall survive the termination of the Agreement.

C. Purchaser’s Approval. If Purchaser is satisfied with Purchaser’s inspection of the Property, Purchaser will notify Seller in writing, on or before the end of the Inspection Period, that Purchaser intends to proceed with the purchase of the Property and, on or before the end of the Inspection Period, Purchaser shall deliver to Escrow Agent the Supplemental Earnest Money Deposit. The failure to deliver such written approval and the Supplemental Earnest Money Deposit shall be deemed to be disapproval, in which case, this Agreement shall automatically terminate and the Earnest Money Deposit shall be promptly returned to Purchaser. Purchaser acknowledges that upon the expiration of the Inspection Period and Purchaser’s delivery of the Supplemental Earnest Money Deposit, Purchaser shall have no right to a refund of the Earnest Money Deposit if Purchaser terminates this Agreement, except as otherwise set forth in this Agreement.

D. Confidentiality.

(i) All documents and information regarding the Property of whatever nature made available to Purchaser by Seller or Seller’s representatives or obtained by Purchaser or Purchaser’s representatives as a result of all reports, tests and studies of the Property commissioned by Purchaser, other than documents and information that are public record or which have been made publicly available, including, without limitation, all names, addresses and payroll information of the employees at the Property (“Employees”) and this Agreement and the terms contained herein and the documents provided to Purchaser pursuant to this Agreement (collectively the “Proprietary Information”) shall be deemed proprietary and confidential. Furthermore, Purchaser shall keep all such Proprietary Information strictly confidential and shall not disclose any of said Proprietary Information to any party other than as expressly permitted under this section, and Purchaser expressly agrees not to disclose the existence of such Proprietary Information to any of the tenants at the Property, it being expressly agreed that the disclosure of the existence of the Proprietary Information or this Agreement or any of the terms hereof, except as expressly permitted in this section, shall be deemed a material default hereunder. Prior to Closing, Purchaser shall not disclose and shall use its best efforts to cause its representatives not to disclose any Proprietary Information or any information concerning the Property to any other person, provided, however, Purchaser may disclose (and otherwise make available) Proprietary Information to those persons or parties (including prospective lenders and investors and their respective advisors and counsel) who, in Purchaser’s reasonable judgment, need to know such information for the purpose of Purchaser’s acquisition of the Property. In addition, Purchaser shall be entitled to disclose any Proprietary Information that Purchaser is required to disclose by law or by order of a court or governmental agency of competent jurisdiction,

(ii) For a period of one (1) year from the Closing or the earlier termination of this Agreement, Purchaser shall not solicit for hire any of the Employees, regardless of whether Purchaser closes under this Agreement or this Agreement terminates for any reason. Notwithstanding anything contained herein to the contrary, in the event that this Agreement is terminated for any reason, other than Seller’s breach of this Agreement, Purchaser shall immediately deliver all Proprietary Information to Seller. In the event this Agreement terminates due to Seller’s breach, Purchaser shall immediately return to Seller all Proprietary Information that Purchaser received from Seller, but shall not be obligated to provide to Seller any Proprietary Information prepared for and on behalf of Purchaser and paid for by Purchaser as part of Purchaser’s inspection of the Property. Prior to the release of the Initial Earnest Money Deposit to Purchaser as a result of the foregoing, Escrow Agent shall have received written confirmation from the Seller that Seller is in receipt of all of the Proprietary Information.

E. “AS IS” Condition. Purchaser hereby agrees to accept the Property “AS IS” as of the Effective Date, subject to any change in the Property pursuant to Sections 8F and 11E and Seller’s obligations set forth in Sections 10A and 10C. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITIONS, STRUCTURAL CONDITIONS, UTILITIES, VALUATION, GOVERNMENTAL APPROVALS AND/OR THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS. PURCHASER REPRESENTS TO SELLER THAT, PRIOR TO THE CLOSING DATE, PURCHASER WILL HAVE CONDUCTED SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL, STRUCTURAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, ADVERSE PHYSICAL, STRUCTURAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS. AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF THE PHYSICAL CONDITION OF THE PROPERTY.

7. Survey and Title Matters.

A. Title Insurance. Promptly after the Effective Date, Purchaser will order from the Title Company a current title insurance commitment for a policy (ALTA) of owner’s title insurance and a copy of all exceptions referred to therein (“Title Commitment”). The Title Commitment shall irrevocably obligate the Title Company to issue an ALTA Title Insurance Policy in the full amount of the Purchase Price (“Title Policy”), which Title Policy shall insure Purchaser’s fee simple title to the Property.

B. Survey. Purchaser may order, at its option, an ALTA survey of the Property (“Survey”).

C. Title and Survey Objection.

(i) The Property shall be sold subject to the title exceptions set forth on Exhibit “C,” attached hereto and made a part hereof. The title exceptions set forth in Exhibit “C,” along with any other matters set forth in the Title Commitment or Survey to which Purchaser does not object, or which have been waived or cured, shall be referred to collectively herein as the “Permitted Exceptions.” If there are any title or survey matters to which Purchaser objects, Purchaser shall have the option of terminating this Agreement in accordance with Section 6C. Notwithstanding the foregoing, any title objections against the Property that can be reduced to a liquidated sum shall be satisfied or otherwise handled in accordance with Sections 7C(ii) – (v) below.

(ii) Seller shall be obligated to satisfy at or prior to Closing any mortgages entered into by Seller and recorded against the Property, other than the mortgage for the GECC Loan. In addition, with respect to any title objections against the Property that can be reduced to a liquidated sum (other than mortgages and documents created by Seller’s voluntary execution of a document, including mechanic liens, tax liens or judgments. Seller shall be obligated to expend up to the amount of $500,000, in the aggregate, in order to remedy such liens or judgments, or, at Seller’s election, to deliver the Property subject to such liens or judgments and, in such event, Seller shall provide Purchaser with an abatement of the Purchase Price at Closing in the full amount of the lien(s) or judgments (but in no event more than $500,000 in the aggregate), in which event Purchaser shall close title hereunder notwithstanding the existence of such liens or judgments. In the event that at Closing, there are any title objections against the Property that can be reduced to a liquidated sum which are in excess of $500,000 in the aggregate. Seller may, at Seller’s sole election, expend the necessary funds to remove or satisfy such liens or judgments against the Property. If Seller does not elect, at Seller’s sole election, to remove or satisfy the same, Purchaser may elect to either (a) proceed with the acquisition of the Property subject to such liens or judgments, with an abatement of the Purchase Price of $500,000, or (b) cancel this Agreement by written notice to Seller within five (5) business days after Seller’s notice to Purchaser of its election not to remove or satisfy such title objections, in which event Seller shall instruct the Escrow Agent to release and remit to Purchaser the Earnest Money Deposit and upon such payment to Purchaser, neither party shall have any other or further rights or obligations as against the other in respect of the purchase or sale of the Property and the lien of Purchaser against the Property shall wholly cease.

(iii) If on the date set for the Closing it should appear that the Property is affected by any lien or defect or exception to title which is not expressly consented to herein by Purchaser and, which Seller is not otherwise obligated to cure in accordance with the terms of this Agreement, Seller, at Seller’s election, shall have the privilege to remove or satisfy the same, and shall, for that purpose, be entitled to one or more adjournments of the Closing for a period not exceeding in the aggregate ninety (90) days. If Seller elects to so adjourn the Closing as provided in this section, this Agreement shall remain in effect for the period or periods of adjournment, in accordance with its terms. If Seller elects not to remove or satisfy any such liens, defects or exceptions to title. Purchaser shall have the option of acquiring the Property subject to any such liens, defects or exceptions to title, or to terminate this Agreement, in which case, Seller shall immediately instruct the Escrow Agent to release and remit to Purchaser the Earnest Money Deposit.

(iv) Notwithstanding the foregoing, Purchaser may at any time accept such title as Seller can convey, notwithstanding the existence of any title defect not provided for in this Agreement, without reduction of the Purchase Price or any credit or allowance on account thereof or any claim against Seller. The acceptance and recordation of the Deed shall be deemed to be full performance of, and discharge of, every agreement and obligation on Seller’s part to be performed under this Agreement, except for those which this Agreement specifically provides shall survive the Closing.

(v) If for any reason whatsoever Seller shall be unable to convey title subject to and in accordance with the terms of this Agreement, the sole obligation of Seller shall be to refund the Earnest Money Deposit then being held by Escrow Agent and to reimburse Purchaser for the net cost of title examination, and upon the making of such refund of the Earnest Money Deposit, together with interest accrued thereon, and upon the making of the net cost of title examination reimbursement, this Agreement shall become void and of no further force or effect, neither party hereto shall have any further claim against the other by reason of this Agreement and the lien, if any, of Purchaser against the Property shall wholly cease.

8. Closing Date and Closing Procedures and Requirements.

A. Closing Date. The “Closing Date” or “Closing” of this Agreement and the completion of the purchase of the Property by Purchaser shall be on or before thirty (30) days from the date that the following has occurred: (i) the Inspection Period has ended, and (ii) Purchaser has obtained a written commitment from GECC to assume the GECC Loan (as set forth in Section 9) or the Financing Contingency Period (as defined in Section 9) has expired, whichever occurs earlier in time. Closing shall be coordinated and conducted through the Title Company’s office and neither party shall be required to personally attend the Closing, unless it is a requirement of GECC that the parties hereto attend the Closing due to the assignment and assumption of the GECC Loan, in which event, the parties agree to cooperate and attend the Closing. However, the Closing shall not occur unless each and every condition to Purchaser’s obligations, more specifically set out and otherwise enumerated in Section 10 below, has been satisfied or waived. Notwithstanding the foregoing, the timing of the Closing shall be subject to any request or requirement of GECC and the Closing may be adjourned to satisfy any such request or requirement so long as the parties act diligently in connection therewith. Failure by either party to timely close title to the Property as set forth in this Section 8A shall be deemed to be a material default under the terms and conditions of this Agreement and the non-defaulting party shall be entitled to retain the entire Earnest Money Deposit, in accordance with Section 15, whereupon this Agreement shall be null and void and of no further force or effect, neither party hereto shall have any further claim against the other by reason of this Agreement and the lien of Purchaser against the Property shall wholly cease

B. Conveyance of Title and Delivery of Closing Documents. By the Closing Date, Seller shall have executed and delivered to the Escrow Agent a Bargain and Sale Deed without Covenants in proper statutory short form for recording and which shall contain the covenant required by subdivision 5 of Section 13 of the Lien Law (“Deed”), and which shall be reviewed and approved by Purchaser and the Title Company prior to Closing. The Deed shall be fully executed, properly acknowledged by Seller, conveying fee simple record and marketable record title to the Property to Purchaser, free and clear of all liens, special assessments, easements, reservations, restrictions, and encumbrances whatsoever, excepting only the Permitted Exceptions. By the Closing Date, Seller shall also have delivered all documents and items set forth in Exhibit “D,” attached hereto and incorporated herein, and both parties shall have submitted to the Title Company any other documents required pursuant to this Agreement and by the Title Company for the Closing. The Deed and the other documents and items that need to be recorded for Closing shall not be recorded unless and until the Title Company has received the balance of the Purchase Price and delivered the same to Seller, or as Seller may otherwise direct, subject only to the prorations set forth in Section 8D below.

C. Payment of Purchase Price at Closing. On the Closing Date, the Earnest Money Deposit, including any additional deposits made pursuant to this Agreement, shall he credited towards payment of the Purchase Price. Purchaser shall pay the balance of the Purchase Price at Closing to Escrow Agent by certified funds or by wire transfer.

D. Prorations.

(i) All real property ad valorem taxes and general and special assessments applicable to the Property shall be prorated as of the Closing Date between Seller and Purchaser, said proration to be based upon the most recently available tax or assessment rate and valuation with respect to the Property; provided, however, that upon the issuance of the actual tax or assessment statement or bill for the year of the Closing, Purchaser and Seller shall promptly make such re-prorations as maybe necessary to ensure that the actual amount of such taxes and assessments for the year of Closing shall be prorated between Purchaser and Seller as of the Closing Date. The obligations under this subsection shall survive Closing.

(ii) At Closing, Purchaser shall receive a credit for any amounts being held in escrow by GECC for the GECC Loan. In addition, Purchaser shall receive a credit against the Purchase Price for all security, cleaning and other deposits and prepaid rent held by Seller with respect to the Property, if any, along with a credit against the Purchase Price for any prepaid charges under any services and maintenance contracts, including, without limitation, any agreements with security and cleaning providers. The parties shall notify utility companies of a change of ownership and use commercially reasonable efforts to have them do a final reading as of the Closing Date. Prepaid and delinquent rent payments for the Property shall be prorated as of the end of business on the last business day prior to the Closing Date. The total amount of delinquent rent payments due at Closing shall be credited to Seller as follows:

1-30 days delinquent	85% to Seller
31-60 days delinquent	55% to Seller

Any rent that is payable for periods of more than sixty (60) days prior to the Closing Date, but which, as of the Closing Date, has not been received by Seller, shall be retained by or credited to Purchaser. The obligations under this subsection shall survive Closing.

(iii) Fuel, if any, at Seller’s actual cost, including any sales taxes thereon, shall be prorated as of the Closing Date between Seller and Purchaser. The amount of fuel shall be estimated in writing by Seller’s fuel company or the building’s engineer on or before the day of the Closing.

(vii) Maintenance supplies in unopened containers based on Seller’s actual cost therefore, including sales tax, shall be prorated as of the Closing Date between Seller and Purchaser.

(viii) Any errors or miscalculations in computing the foregoing adjustments and prorations shall be promptly corrected after the Closing. The provisions of this Section 8D shall survive the Closing.

E. Closing Costs. Seller shall, at Closing, pay any state, county or city sales or use or similar tax payable by virtue of the sale of personal property, any real estate transfer and transaction taxes and levies relating to the sale of the Property including, without limitation, the revenue or documentary stamps which shall be affixed to Seller’s Deed, which taxes are (i) the New York State transfer tax due on account of Section 31 of the Tax Law and (ii) the New York City transfer tax imposed by Title II of Chapter 46, as amended, of the Administrative Code of the City of New York. Purchaser agrees to pay for the cost of any and all of Purchaser’s Inspection Period examinations and all inspections, including environmental site assessments and the Survey, the cost of title insurance, including any extended title coverage or special endorsements, recording fees, the Assumption Fees (as defined in Section 9) and escrow fees. Each party shall pay its own attorneys’ fees and costs. All other costs incurred at Closing shall be borne by the parties in accordance with the custom in the county where the Property is located, as determined by the Escrow Agent, unless otherwise specified in this Agreement.

F. Transfer of Possession and Risk of Loss.

(i) Possession of the Property shall be transferred to Purchaser at Closing. All risk of loss with respect to the Property shall be borne by Seller until the transfer of title at Closing.

(ii) If on or prior to the Closing Date there is a condemnation of the Property, or any part thereof, or if there is major damage or destruction to the Property valued at the cost of $250,000 or more, Purchaser may, at its option, elect in writing within seven (7) days after notification of such damage, casualty or condemnation to either (a) terminate this Agreement, in which event the Seller shall authorize the Escrow Agent to return the Earnest Money Deposit to Purchaser, whereupon this Agreement shall be null and void and of no further force or effect, neither party hereto shall have any further claim against the other by reason of this Agreement, or (b) consummate this Agreement in accordance with its terms, whereupon the Purchaser and Seller shall consummate this transaction without any reduction or abatement in the Purchase Price, and Seller, upon the Closing, shall assign to Purchaser all of its rights in and to any insurance proceeds or condemnation or taking award. In the event Seller assigns to Purchaser its rights in and to any insurance proceeds or condemnation or taking award, Seller agrees to timely execute and deliver to Purchaser upon the Closing all proper instruments for the assignment of all of Seller’s right, title and interest in and to such proceeds or awards; unless Seller has actually received such insurance proceeds or condemnation or taking award prior to the Closing in which event, notwithstanding the foregoing, Purchaser and Seller shall consummate this transaction with a reduction of the Purchase Price in the amount of the cost of such damage, destruction or condemnation.

(iii) If on or prior to the Closing Date there is damage or destruction of the Property valued at the cost of less than $250,000, Seller shall have the option to (a) repair any damage or destruction, or (b) not repair any such damage or destruction and reduce the Purchase Price by the cost to repair such damage or destruction. Upon Seller’s election or either of the foregoing choices, Purchaser shall be obligated to Close on the Property subject to the terms of this Agreement.

G. Execution of Checks. In the event either party receives checks payable to Seller, which are related to the Property and/or its self storage business and which apply to periods after Closing, Seller agrees to endorse the checks over to Purchaser. In the event that either petty receives checks payable to either Seller or Purchaser which are related to the Property and/or its self storage business and which apply to periods prior to Closing, the parties shall prorate such rents in accordance with Section 3D. This Section shall survive the Closing.

9. GECC Loan.

A. The Purchaser’s obligation to close hereunder is subject to the Purchaser’s obtaining financing assistance to purchase the Property by way of assumption by Purchaser of that certain mortgage loan presently encumbering the Property, with the same interest rate that currently exists on such loan, which loan is in the principal amount of $8,900,000.00, by General Electric Capital Corporation (“GECC”), as lender, to Seller, as Borrower, as modified and amended, and has an existing interest rate of 7.31% (the “GECC Loan”) and a release by GECC of Seller and all guarantors from any and all obligations under the GECC Loan. In connection with the GECC Loan assumption by Purchaser, Purchaser shall (i) promptly, but in no event more than five (5) business days after the expiration of the Inspection Period, make all necessary and required applications to GECC for the assumption of the GECC Loan, (ii) diligently pursue the assumption of the GECC Loan including without limitation promptly delivering updates to any loan applications, attending interviews, and promptly preparing and delivering all required financial information to GECC, (iii) deliver copies of all notices and correspondence between Purchaser and GECC to Seller in accordance with the notice provisions of this Agreement and keep Seller informed as to the status of the assumption of the GECC Loan, including without limitation including Seller in all meetings and material exchanges between Purchaser and GECC pertaining to the assumption of the GECC Loan and advising Seller when GECC issues a written commitment or similar loan assumption confirmation and delivering a copy of such written commitment(s) from GECC to Seller, and (iv) pay all costs and expenses necessary in connection with Purchaser’s assumption of the GECC Loan, including, without limitation, application fees, assumption fees, credit and file review fees, fees for appraisals, updates to title, survey, environmental and engineering studies, and all other GECC fees, including the GECC legal fees (“Assumption Fees”). Purchaser acknowledges receipt of the GEMSA Loan Services inquiry letter dated October 17, 2003 regarding the assumption of the GECC Loan (“GECC Checklist”), and Purchaser agrees to obtain, prepare and deliver the items set forth on the GECC Checklist. In connection with the foregoing, Purchaser shall use diligent and commercially reasonable efforts to obtain the assumption of the GECC Loan, including without limitation, delivering the items set forth on the GECC Checklist.

B. Purchaser shall have one hundred and twenty days after the expiration of the Inspection Period to obtain a written commitment from GECC to assume the GECC Loan (“Financing Contingency Period”). In the event that Purchaser has not obtained the written commitment from GECC within the Financing Contingency Period then either party may terminate this Agreement on the last day of the Financing Contingency Period, in which event, the Escrow Agent shall release and remit to Purchaser the Earnest Money Deposit, and upon such payment of the Earnest Money Deposit to Purchaser, this Agreement shall be null and void and of no further force or effect, neither party hereto shall have any further claim against the other by reason of this Agreement and the lien of Purchaser against the Property shall wholly cease. In the event that neither party terminates this Agreement by the last day of the Financing Contingency Period, it shall be deemed that neither party has elected to terminate this Agreement pursuant to this section and this Agreement shall remain in full force and effect and the parties hereto shall close in accordance with the terms of this Agreement.

10. Covenants of Seller. Seller agrees and covenants as follows:

A. Conduct of Business. Up to the time of Closing, Seller shall operate the business in accordance with Seller’s past practices of conducting its business on the Property.

B. Further Contracts. Up to the time of Closing, Seller will not enter into any further agreements, contracts or leases relating to the Property, which cannot be terminated upon thirty (30) days notice, without Purchaser’s prior written approval, other than contracts entered into in the ordinary course of business. Purchaser expressly acknowledges that Seller may enter into any storage leases similar to the form of lease set forth in item 1 in Exhibit “B” without Purchaser’s approval.

C. Maintenance of Property. Up to the time of Closing, Seller shall maintain the Property in accordance with Seller’s past practices on the Property.

D. Change in Facts or Circumstances. If, prior to Closing, Seller becomes aware of any fact or circumstance which would make any representation or warranty contained in this Agreement inaccurate, Seller shall promptly notify Purchaser in writing of such fact or circumstance.

E. Telephone Listing. Prior to Closing, Seller will provide Purchaser with the address and telephone number of the telephone company business office that serves the Property and will execute and deliver to Purchaser all customary and reasonable documents required by the telephone company to transfer the telephone number and telephone listing.

F. Termination of Management Contracts. As of the Closing Date (or earlier as may be agreed to by Seller and Purchaser), Seller shall cause the cancellation of any management contracts.

G. Use of Name. Purchaser shall discontinue the use of the name “Storage Deluxe” in any directory advertising which comes up for renewal after the Closing Date, but shall continue to have the right to use such name for the limited use of directory advertising until the directory advertising is discontinued herein.

11. Conditions to Purchaser’s Obligations. Purchaser’s obligation to purchase the Property or otherwise perform any obligations provided for in this Agreement is conditioned upon the occurrence of the following conditions on or before the Closing Date:

A. The representations, warranties and covenants of Seller contained in this Agreement shall be true and correct as of the Closing Date.

B. Seller shall have performed and complied with all material covenants and agreements contained herein which are to be performed and complied with by Seller at or prior to the Closing Date.

C. The Title Company shall be irrevocably committed to issuing a Title Policy upon Closing insuring ownership of the Real Property in the name of Purchaser or its nominee or assignee in the amount of the Purchase Price, subject only to Permitted Exceptions.

D. Purchaser shall have obtained a written confirmation from GECC that Purchaser will be able to assume the GECC Loan, pursuant to the terms of Section 9.

E. The Property shall not have been materially affected by any legislative or regulatory change that would prohibit its use as a self-storage facility.

F. In the event any of the foregoing conditions are not fulfilled or waived prior to the Closing Date, Purchaser may terminate this Agreement. In the event of any such termination, the Escrow Agent shall promptly return to Purchaser the Earnest Money Deposit.

12. Conditions to Seller’s Obligations. Seller’s obligation to sell the Property or otherwise perform any obligations provided for in this Agreement is conditioned upon the occurrence of the following conditions on or before the Closing Date:

A. The representations, warranties and covenants of Purchaser contained in this Agreement shall be true and correct as of the Closing Date.

B. Purchaser shall have performed and complied with all material covenants and agreements contained herein which arc to be performed and complied with by Purchaser at or prior to the Closing Date, including, but not limited to, Purchaser’s obligations to pay the balance of the Purchase Price as set forth in Section 8C.

13. Seller’s Representations and Warranties. Seller makes the following representations and warranties, each of which is material and is being relied upon by Purchaser:

A. Seller, if a corporation or other entity, is duly formed, validly existing and in good standing in the state of its organization and, on or before the Closing, Seller will be qualified to do business in the state in which the Property is located.

B. As of the Effective Date, subject to the terms of the GECC Loan, Seller has full legal right, power and authority to execute and deliver this Agreement and to fully perform all of its obligations hereunder without need of any further action by or on its behalf, or that of any owner, shareholder, member, manager, partner, director or the like, all of such action having already been taken. The person or persons executing this Agreement, and any other documents required on behalf of Seller hereunder, are duly authorized, directed and empowered to do so.

C. Subject to the terms of the GECC Loan, Seller’s obligations contemplated hereby and the execution, delivery and performance of this Agreement by Seller will not result in a breach of, or constitute a default under any instrument or agreement to which Seller is bound. Seller’s obligations and responsibilities hereunder are valid and binding obligations of Seller.

D. Seller owns fee simple marketable and insurable record title to the Property, and every portion thereof. Except for the GECC Loan, no agreement concerning or restricting the sale of the Property is in effect and no person or entity has any right or option to acquire the Property other than Purchaser pursuant to this Agreement. At Closing, no lease or license for the Property, or any portion of it, shall be in effect, other than Seller’s self-storage leases, and no person or entity shall be in possession of, or have the right to possess, the Property, or any portion of it, except for Seller’s self-storage tenants, unless otherwise agreed to by Purchaser.

E. Seller and/or Seller’s members, managers, owners or officers, directly or indirectly, for themselves, or on behalf of, or in conjunction with any affiliate (except for Jack Guttman, one of the members of Seller) shall not develop, construct, own (10% or more ownership interest), operate, manage or control a self-storage business within a one-half (1/2) mile radius of the Property for a period of two (2) years after Closing. In the event Jack Guttman develops, constructs, owns any ownership interest, operates, manages, controls or is involved in any way in a self-storage business within 1,500 feet of the Property during the two (2) years following the Closing, Seller’s other principals agree to take all measures necessary, at Purchaser’s expense, to enforce the non-competition provisions in their April 11, 2000 Agreement and the April 2000 Separation Agreement with Jack Guttman. In addition, Seller shall not solicit any of the Property’s self-storage tenants, who are tenants during the term of this Agreement and as of the Closing Date, to terminate their leases and transfer to any other self-storage facility owned by Seller or any other person or entity.

F. The list of delinquent rents and vacancies and the list of security deposits and prepaid rents delivered, or to be delivered, to Purchaser are, or will be, materially true and correct lists of all delinquent rents, vacancies, security deposits and prepaid rents with respect to the Property as of the date of the respective list.

G. To the best of Seller’s knowledge, without a duty on the part of Seller to investigate, Seller has not received any notice that the Property or any portion or portions thereof is or will be subject to or affected by any special assessments, whether or not presently a lien thereon.

H. To the best of Seller’s knowledge, without a duty on the part of Seller to investigate, Seller has not received any notice from any governmental agency or body indicating an interest in condemnation or taking by eminent domain the Property or any portion of the Property, and there is no condemnation or eminent domain proceeding, threatened or pending, and no threatened or pending actions, suits, legal or other proceedings with reference to the Property.

I. Subject to the GECC Loan, Seller is not party or otherwise subject to any commitment, obligation, agreements or litigation which would prevent Seller from completing the sale of the Property under this Agreement or adversely affect the value of the Property in the hands of Purchaser.

J. Seller has no knowledge or notice that any present default or breach exists under any mortgage or other encumbrance encumbering the Property or any covenants, conditions, restrictions, rights-of-way or easements which may affect the Property or any portion or portions thereof. To the best of Seller’s knowledge, Seller has not received any notices from governmental authorities pertaining to violation of law or governmental regulations with respect to the Property.

K. Seller warrants that, to the best of Seller’s knowledge, Seller has used and operated the Property in compliance with applicable environmental laws, and the Property is not subject to any existing, pending, or threatened investigation, inquiry or proceeding by any governmental authority or any other entity or person or to any remedial obligations under any environmental law;

L. Each and every one of the foregoing representations and warranties is true and correct as of the Effective Date and will be true and correct as of the Closing Date.

M. In the event that changes occur as to any material information, documents or exhibits referred to in this Agreement, of which Seller has knowledge, Seller will immediately disclose the same to Purchaser when first available to Seller; and, in the event of any material adverse change in the condition of title to the Property or in the ability of Seller to convey the Property substantially in the same physical condition as of the Effective Date, Purchaser may, at its election, terminate this Agreement and obtain a full refund of the Earnest Money Deposit.

14. Purchaser’s Representations and Warranties. Purchaser makes the following representations and warranties, each of which is material and is being relied upon by Seller:

A. Purchaser is a limited liability company, duly formed, validly existing and in good standing in the state of Utah and, on or before the Closing, Purchaser, or Purchaser’s affiliated company taking title at Closing, will be qualified to do business in the state in which the Property is located.

B. As of the Effective Date Purchaser has full legal right, power and authority to execute and deliver this Agreement and to fully perform all of its obligations hereunder without need of any further action by or on its behalf, or that of any owner, shareholder, member, manager, partner, director or the like, all of such action having already been taken. The person or persons executing this Agreement, and any other documents required on behalf of Purchaser hereunder, are duly authorized, directed and empowered to do so.

C. Purchaser’s obligations contemplated hereby and the execution, delivery and performance of this Agreement by Purchaser will not result in a breach of, or constitute a default under any instrument or agreement to which Purchaser is bound. Purchaser’s obligations and responsibilities hereunder are valid and binding obligations of Purchaser.

D. To the best of Purchaser’s knowledge, there is no pending or threatened action, proceeding, suit or litigation against Purchaser or any of its principals, members or managers which would prohibit the assignment and assumption of the GECC Loan by Purchaser.

E. Each and every one of the foregoing representations and warranties is true and correct as of the Effective Date, will remain true and correct throughout the term of this Agreement, and will be true and correct as of the Closing Date.

15. Defaults.

A. In the event Seller defaults in its obligations under this Agreement on or before the Closing Date, Purchaser, in Purchaser’s sole discretion, shall be entitled, as its sole remedy, to either (i) exercise the right of specific performance, or (ii) terminate this Agreement and receive an immediate refund of the Earnest Money Deposit from Escrow Agent, in which event, neither party hereto shall have any further claim against the other and this Agreement shall be null and void and of no further force and effect.

B. In the event Purchaser breaches any warranty or representation contained in this Agreement or fails to comply with or perform any of the conditions to be complied with or any of the covenants, agreements or obligations to be performed by Purchaser under the terms and provisions of this Agreement, the Earnest Money Deposit shall become due to Seller as full liquidated damages, whereupon this Agreement shall automatically terminate. Purchaser and Seller acknowledge that it would be difficult or impossible to ascertain the actual damages suffered by Seller as a result of any default by Purchaser and agree that such liquidated damages are a reasonable estimate of such damages.

16. Payment of Commissions. At Closing and only if Closing takes place, Purchaser shall pay to Michael Mele of Marcus & Millichap a real estate commission in the amount of $309,200, pursuant to a separate agreement. Each party hereto represents and warrants that it has employed no other brokers or real estate agencies in the creation of or the negotiations relating to this Agreement, and each party shall indemnify, defend and hold harmless the other party from and against any and all claims, losses, liability, costs and expenses (including reasonable attorney fees) by reason of any breach of such party of its warranty and representation under this section. The provisions of this section shall survive Closing.

17. Section 1031 Exchange. Purchaser shall, at Seller’s option and at no cost to Purchaser, cooperate with Seller in effecting a like-kind exchange by Seller, pursuant to and in accordance with the provisions of Section 1031 of the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder; provided, however, that Purchaser’s obligation to cooperate hereunder is expressly conditioned upon Seller’s agreement and obligation to reimburse, indemnify and hold harmless Purchaser for, from and against any liability, loss, cost, expense or damage to Purchaser which arises or may arise out of Purchaser’s cooperation in accordance with this section. Seller acknowledges and agrees that Purchaser makes no, and disclaims any, representations concerning the suitability, qualification, or legal sufficiency of the subject Property for use in connection with any like-kind exchange contemplated or consummated by Seller.

18. Assignment. In the event Purchaser is not in default under any of the terms of this Agreement and upon the prior written consent of Seller, all of Purchaser’s rights and duties under this Agreement shall be transferable and assignable, and in the event of any such transfer or assignment, Seller shall look solely to such transferee or assignee for the performance of all obligations, covenants, conditions and agreements imposed upon Purchaser pursuant to the terms of this Agreement or otherwise in connection with the transaction contemplated hereby. Notwithstanding the foregoing, Purchaser may assign all of its rights and duties under this Agreement to an “affiliated company” (as defined hereafter) without the written consent of Seller. An “affiliated company” shall mean a company that is controlled and owned (by more than 50%) by Purchaser or Purchaser’s parent company.

19. Successors and Assigns. In the event of a permitted assignment, the rights and obligations created by this Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, executors, receivers, trustees, successors and assigns.

20. Notices. Any notice, approval, waiver, objection or other communication (for convenience, “Notice”) required or permitted to be given hereunder or given in regard to this Agreement by one party to the other shall be in writing and the same shall be given and be deemed to have been served and given (a) if hand delivered, when delivered in person to the address set forth hereinafter for the party to whom notice is given; (b) if mailed, (except where actual recipient is specified in this Agreement) three days after it is placed in the United States mail, postage prepaid, by Certified Mail, Return Mail Receipt Requested; addressed to the party at the address hereinafter specified; (c) if by overnight delivery when received by the other party; or (d) if by facsimile, when received by the other party at the number hereinafter specified as evidenced by the confirmation receipt of the Sender. Any party may change its address for notices by notice theretofore given in accordance with this section:

If to Seller:	Fordham Road Storage Partners, LLC
Attn: Steve Novenstein 230 Park Avenue, Suite 1000 New York, NY 10169 Tel. 212-309-8709 Fax 212-309-8719 Email: snovenstein@storagedeluxe.com

Seller’s Attorney:	Louis Perfetto, Esq.

Stadtmauer Bailkin LLP
850 Third Avenue
New York, NY 10022
Tel. 212-822-2235
Fax 212-980-9578
Email: lperfetto@sbllplaw.com

If to Purchaser:	Extra Space Development, LLC
Attn: Kenneth T. Woolley 2795 E. Cottonwood Parkway, #400 Salt Lake City, UT 84121 Tel. 801-562-5556 Fax 801-562-5579 Email: ktwoolley@extraspace.com

Purchaser’s Attorney:	Extra Space Development, LLC
Attn: Gayann A. Clark 2795 E. Cottonwood Parkway, #400 Salt Lake City, UT 84121 Tel. 801-365-4472 Fax 801-365-4947 Email: gclark@extraspace.com

21. Escrow Agent.

A. It is understood and agreed that the duties of the Escrow Agent are purely ministerial in nature. The Escrow Agent shall not be liable to the Seller or Purchaser, or to anyone else, for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith and in the exercise of reasonable judgment, except for acts of willful misconduct or negligence. The Escrow Agent may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained), which is reasonably believe by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement or any of the terms hereof, unless evidenced by a final order or judgment entered by a court of competent jurisdiction, or a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall give its consent thereto.

B. If for any reason the Closing does not occur and either party makes a written demand upon the Escrow Agent for payment or refund, as the case may be, of all or any portion of the Earnest Money Deposit, including any additional payments deposited into escrow pursuant to this Agreement, such party shall, simultaneously with its written demand upon the Escrow Agent, give written notice of such demand to the other party by the same means of communication employed by such party to make demand upon the Escrow Agent. If the Escrow Agent does not receive a written objection from the other party to the proposed payment or refund, as the case may be, within seven (7) business days after the receipt of such written demand by Escrow Agent and the other party, the Escrow Agent is hereby authorized to make such payment or refund, as the case may be; provided, however, if Escrow Agent receives timely written objection from the other party, the Escrow Agent shall continue to hold such amount until otherwise directed by written instructions from both parties to this Agreement or until a judgment on the determination is entered by a court of competent jurisdiction, whereupon the Escrow Agent shall make disposition thereof in accordance with such instructions or such order. Notwithstanding the foregoing, if the Escrow Agent receives written notice that Purchaser has terminated this Agreement during the Inspection Period, the Escrow Agent is hereby authorized to immediately refund to Purchaser any deposits made by Purchaser which are refundable upon such termination in accordance with the terms of this Agreement, without Seller’s consent or the notice and five-day waiting period requirements set forth above.

22. Weekends. Holidays. Etc. If the time period by which any right, option or election provided for under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a day which is a Saturday, Sunday, or official federal or a state holiday for the state in which the Property is located, then such time period shall be automatically extended through the close of business on the next business day.

23. Further Assurances. From time to time, at either party’s request, whether on or after Closing, and without further consideration, the other party shall execute and deliver any further instruments of conveyance and take such other actions as the requesting party may reasonably require to complete more effectively the transfer of the Property to Purchaser, provided the same are customarily required in similar transactions in the city and state of New York.

24. Entire Agreement and Amendments. This Agreement, together with all exhibits attached hereto or referred to herein, contain all representations and the entire understanding between the parties hereto with respect to the subject matter hereof. Any prior correspondence, memoranda or agreements are replaced in total by this Agreement and exhibits hereto. This Agreement may only be modified or amended upon the written consent of both parties.

25. Attorney’s Fees. In the event any dispute between the parties hereto should result in litigation, the prevailing party shall be reimbursed for all reasonable costs, including but not limited to, reasonable attorney’s fees. This section shall survive the Closing.

26. Survival. None of the warranties and representations of either party contained in this Agreement shall survive the Closing unless specifically get forth in this Agreement to survive. All provisions of this Agreement that are expressly set forth to survive shall survive the Closing or termination of this Agreement.

27. Governing Law. This Agreement and all transactions contemplated hereby shall be governed by, construed and enforced in accordance with the laws of the state in which the Property is located. The parties herein waive trial by jury and agree to submit to the personal jurisdiction and venue of a court of subject matter jurisdiction located in the county in which the Property is located.

28. Miscellaneous.

A. No provision of this Agreement may be waived, changed, modified or discharged orally, except by an agreement in writing signed by the party against who any waiver, change, modification or discharge is sought.

B. The captions or section titles contained in this Agreement are for convenience and reference only and shall not be deemed a part of this context of this Agreement.

C. Either party’s right to approve or disapprove matters as provided for in this Agreement shall be in the sole discretion of such party, unless otherwise set forth herein. No such approval or disapproval shall affect either party’s representations and warranties herein or waive any rights of either party to rely upon any of the representations and warranties of the other party.

D. Any references herein to either party in respect of an indemnity that runs to the benefit of such party shall be deemed to include the constituents of that party, including without limitation that party’s members and managers.

E. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Purchase and Sale Agreement.

SELLER:

FORDHAM ROAD STORAGE PARTNERS, LLC
By FR Associates, LLC, Managing Member

By:
Printed Name:	Evan M. Noverton
Title:	Manager
Date:	12/1/03

PURCHASER:

EXTRA SPACE DEVELOPMENT, LLC

By:
Kent W. Christensen
Title:	Sr. Vice President/COO/CFO
Date:	11/26/03

AKNOWLEDGEMENT BY ESCROW AGENT:

CHICAGO TITLE INSURANCE COMPANY

By:
Printed Name:	Ronald K. Szopa
Title:	National Underwriting Counsel Chicago Title Insurance Company
Date:

LIST OF EXHIBITS

Exhibit “A”	Legal Description of the Property

Exhibit “B”	Items to be Furnished by Seller Pursuant to Section 5 of the Agreement

Exhibit “C”	Permitted Exceptions

Exhibit “D”	Items to be Furnished by Seller Upon Closing Pursuant to Section 8B of the Agreement

Exhibit “E”	Assignment of Leases and Contract Rights and Bill of Sale

Exhibit “F”	Bank Deposit Authorization Letter

EXHIBIT “A”

LEGAL DESCRIPTION OF THE PROPERTY

Exhibit A

ALL THAT CERTAIN plot, piece or parcel of land, with the buildings and improvements thereon erected, situate, lying and being in the Borough, and County of Bronx, City and State of New York, bounded and described as follows:-

BEGINNING at a point on the intersection of the northerly side of West Fordharm Road and the easterly side of Cedar Avenue;

RUNNING THENCE northerly along the easterly side of Cedar Avenue,. 195.38 feet more or less to the southerly side of Landing Road;

THENCE easterly along the southerly side of Landing Road, 148.54 feet less to the northwesterly side of Fordham Road;

THENCE southwesterly along the northwesterly side of West Fordham Road, to the northerly side of West Fordham Road 140.99 feet more or less to an angle point in West Fordharm Road;

THENCE westerly along the northerly side of West Fordham Road, 166.85 feet more or less to the point or place of BEGINNING.

EXHIBIT “B”

ITEMS TO BE FURNISHED BY SELLER

PURSUANT TO SECTION 5 OF THE AGREEMENT

1. Leases and Rent Rolls. Sample copies of all leases executed by all tenants and a rent Toll of the existing leases, including tenant’s name, unit occupied, unit size, term of lease (including beginning date), monthly rental, prepaid rent, if any, amount of security deposit, paid-to-date, indication of aging and delinquency and late fees owed in 30, 60, and 90 day increments, if any, and all other relevant factors, along with a rent variation report.

2. Non-Rented Units. List of any units not being rented due to needed repairs or being rented by customers for no charge or that are occupied by Seller or its affiliates or employees at discounted or no rent, and copy of tenant complaint/service log for past twelve (12) months.

3. Unit Mix Report. Copy of a unit mix report showing unit types, price, number of units and current occupancy percentage with totals by unit type for the Property.

4. Monthly Occupancy Reports. Copies of the Monthly Occupancy Reports that show the number of units and square footage available, number of units and square footage rented, number of units vacant and/or “out of service,” rental income, and number of rentals and vacates by month for the past twenty-four (24) months, if available.

5. Surveys. All existing surveys (ALTA or other) of the Property.

6. Tax Statements. Copies of ad valorem tax statements covering the Property for the last twenty-four (24) months.

7. Agreement. Copies of all agreements relating to the Property, including without limitation all management, service, supply, maintenance, equipment, employment or other agreements affecting title to the Property or operation thereof.

8. Other Leases. Copies of all leases for any tenant occupying over 2,500 square feet, or any tenant who is not a self-storage tenant, and all leases for cellular antennae., billboards, signs or other non-standard agreement that produces income on the Property.

9. Inventory List of Personal Property. An inventory list of all personal property to be conveyed, which shall include all items of personalty currently used in the operation, maintenance, and administration of Seller’s self-storage business on the Property.

10. Insurance and Title Policies. Copies of the certificates of insurance and the existing title insurance policy.

11. Income and Expense Statements. Copies of monthly and annual income and expense statements of the Property for the last three years, with revenues and expenses broken in complete specific detail, including without limitation rental income, fees, utility expenses, insurance expense, payroll etc. Seller shall also allow Purchaser or its agent, at its sole expense, to audit the income and expense history of the Property. In addition, Seller shall provide copies of the past year’s bank statements and cash deposit records for the Property.

12. Utility and Advertising Information. A statement as to the utility accounts and number of utility meters servicing the Property and copies of utility bills (i.e., electric, sewer, water, etc.) and telephone bills, including yellow page advertising, for the last twelve (12) months. A copy of all current yellow page ads, their costs and name of book in which they are published.

13. Environmental and Conditions Reports. Copies of all environmental reports, certificates and studies, all engineering reports and soils reports, ADA Compliance or other ADA reports for the Property and other similar building, structural and Property conditions reports and inspection reports relating to the Property, which are in Seller’s possession or control.

14. Zoning Information. A copy of the Certificate of Occupancy for the Property.

15. Plans and specifications. Copies of any and all “as-built plans” and specifications, including parking floor plan, all architectural and other building system plans, and other plans and specifications, drawings, existing warranties, guarantees, technical manuals, etc. regarding the Property in the possession of Seller or its agents and a statement of the total square footage of the office and apartment, and a list of any incomplete construction or maintenance items and related correction measures, if any.

EXHIBIT “C”

PERMITTED EXCEPTIONS

1. Any laws, regulations or ordinances presently in effect (including but not limited to, zoning, building and environmental protection) as to use, occupancy, subdivision or improvement of the Property adopted or imposed by any governmental body or the effect of any non-compliance with, or any violation, thereof.

2. The storage leases in effect at Closing, including without limitation any amendments, renewals, modifications, or extensions thereto.

3. Consents presently in effect, if any, by Seller, or any former owner of the Property, for the erection and maintenance of any structure or structures on, under or above, any street or streets on which the Property may about.

4. The rights presently in effect, if any, of any governmental authority having or asserting jurisdiction thereof, with respect to any vaults under the sidewalks beyond the building line and to consents presently in effect by Seller or any former owner of the Property for the erection of any structure or structures on, under or above any streets or roads in front of or adjoining the Property and the possible lack of right to maintain vault, vaulted area, or coal chutes in sidewalk, or the right of governmental or municipal authorities to require the removal of any vault, coal chute, boiler room or other projection or encumbrance which may be beyond the building lines.

5. Rights presently in effect of any utility company to maintain and operate lines, wires, poles, cables and distribution boxes, in, over and upon the Property.

6. Presently existing projections and/or encroachments of retaining walls, stoops, areas, cellar steps, sills, trim, cornices, standpipes, fire escapes, coal chutes, casings, ledges, water tables, lintels, porticos, keystones, bay windows, hedges, copings, cellar doors, sidewalk elevator, fences, fire escapes and the like, or similar projections or objects on, under or above any adjoining streets or Property, or within any set back areas, and variations between the lines of record title and fences, retaining walls, hedges and the like.

7. Subject to any and all presently existing notes or notices of violations of law or municipal ordinances, orders or requirements noted in or issued by any governmental authority having jurisdiction, against or affecting the Property, and any conditions constituting such violations.

8. Real estate taxes and water and sewer charges, and assessments, subject, however, to adjustment to be made as of the Closing Date.

9. Presently existing variations between survey, tax map and/or record description of the Property.

10. Any presently existing financing statements, chattel mortgages, conditional bills of sale or other form of security interest against personality, encumbering personality not owned by Seller or filed more than five (5) years prior to the Effective Date.

11. Subject to any state of facts set forth and disclosed in that certain survey prepared by Montrose Surveying Co LLP dated 9/15/01.

EXHIBIT “D”

ITEMS TO BE FURNISHED BY SELLER UPON CLOSING

PURSUANT TO SECTION 8B OF THE AGREEMENT

1. Assignment of Leases and Contract Rights and Bill of Sale. An Assignment of Leases and Contract Rights and Bill of Sale in the form attached as Exhibit “E.”

2. Tax Certificate. A Non-Foreign Affidavit in compliance with Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended.

3. Income and Expense Statements. Updated copies of the income and expense statements, described in Exhibit “B,” which shall be updated to the date of Closing and be provided to Purchaser within five (5) days after Closing.

4. Leases and Updated Rent Rolls. The originals of all leases affecting the Property (unless originals are not available, in which event, Seller shall deliver copies of such leases certified by Seller to be true and correct copies) and updated copies of the rent roll to within at least three (3) weeks prior to the date of Closing, including tenant’s name, unit occupied, unit size, term of lease (including beginning date), monthly rental, prepaid rent, if any, amount of security deposit, paid-to-date, indication of aging and delinquency and late fees owed in 30, 60, and 90 day increments, if any, and all other relevant factors.

5. Bank Deposit Letter. A Bank Deposit Authorization Letter, executed by Seller, in the form attached as Exhibit “F” authorizing Purchaser’s bank to deposit rent checks made payable to Seller into Purchaser’s account after Closing. Purchaser agrees to not deposit and will give to Seller any checks Purchaser receives which are payable to Seller and which do not relate to the Property or the self storage business on the Property.

6. Possession. Possession of the Property, subject to the rights of tenants in possession.

7. Telephone Number Transfer Documents. All customary and reasonable forms and papers required for transfer and conversion of telephone numbers, telephone listings and yellow page advertisements and other related matters.

8. Keys. Marked and identified keys to each lock upon the premises (other than those locks owned by tenants).

9. Other Documents. Such other documents as may be reasonably requested by the Title Company in connection with the conveyance of the Property.

10. Seller’s Certificate Regarding Management and Service Agreements. Seller’s Certificate or other reasonable proof that any and all management agreements and service contracts, other than those terminable upon thirty (30) days notice, affecting the Property and which Purchaser has not agreed to assume, have been canceled, except elevator or otherwise approved in writing by Purchaser.

11. Seller’s Certification Regarding Employees. Seller’s certification that all of its employees working at the Property have been terminated.

EXHIBIT “E”

ASSIGNMENT OF LEASES AND

CONTRACT RIGHTS AND BILL OF SALE

THIS ASSIGNMENT OF LEASES AND CONTRACT RIGHTS AND BILL OF SALE (“Assignment”) is dated as of                             , 200  , and is entered into by                              , a                              (“Seller”) in favor of EXTRA SPACE OF                  LLC, a              limited liability company (“Purchaser”).

WHEREAS, Seller is concurrently selling, and Purchaser is concurrently purchasing that certain self storage facility located at 245 Fordham Road, Bronx, New York (the “Property”), which is more fully described in the legal description attached hereto as Exhibit “A”;

WHEREAS, the purchase is being made pursuant to that certain Purchase and Sale Agreement (the “Agreement”) dated as of                             , 200  , and entered into by and between Seller and Purchaser; and

WHEREAS, Seller has agreed, pursuant to the terms of the Agreement, to assign, sell and convey to Purchaser all of Seller’s right, title and interest in and to the items described below, and Purchaser has agreed, pursuant to the terms of the Agreement, to acquire and assume all of Seller’s right, title and interest in and to the items described below;

NOW, THEREFORE, in consideration of the execution of the Agreement, and for the sum of Ten Dollars ($10.00) and other good and valuable consideration, the parties hereto agree as follows:

1. All capitalized terms used herein shall, unless otherwise indicated, have the same meaning as established pursuant to the Agreement.

2. Seller hereby assigns and transfers to Purchaser all of Seller’s present and future right, title and interest in and to all existing tenant leases, subleases and rights thereunder, prepayments and deferred items, claims, deposits, refunds, causes of action and rights of recovery under the tenant leases (subject to Seller’s right to delinquent rents under the Agreement), including, without limitation, the security deposits under such tenant leases, and Purchaser hereby agrees to assume and be bound by all of the obligations, undertakings, duties and liabilities of Seller under said tenant leases. Seller hereby agrees to indemnify and hold Purchaser harmless from and against (a) any claims by any tenant by reason of Seller’s failure to perform its obligations under the tenant leases on or before the date hereof, and (b) any claims in connection with the security deposits relating to acts or omissions that occurred on or before the date hereof. Purchaser hereby agrees to indemnify and hold harmless Seller from and against (i) any claims by any tenant by reason of Purchaser’s failure to perform its obligations under the tenant leases from and after the date hereof and (ii) any claims in connection with the security deposits relating to acts or omissions that occurred after the date hereof.

3. Seller hereby assigns and transfers to Purchaser all of Seller’s right, title and interest in and to all intangible property relating to or used in connection with the operation of Seller’s self storage business on the Property, including all (a) agreements, contracts, warranties, guaranties, and other similar arrangements and rights thereunder, if any, (b) franchises, approvals, permits, licenses, orders, registrations, certificates, exemptions and similar rights obtained from governments, agencies, (c) drawings and specifications, architectural plans, advertising and promotional materials, studies, reports and (d) remaining intangibles, including good will and going concern value.

4. Seller hereby assigns, sells and transfers to Purchaser all of Seller’s right, title and interest in and to all of the Personal Property (as defined in the Agreement), which is the tangible personal property related to the Property owned by Seller and used in connection with the operation of Seller’s self storage business on the Property, including tangible personal property such as machinery, equipment, furniture and trade fixtures, computer and related hardware and software, all as set forth on Inventory List attached hereto as Exhibit “B.” Seller covenants and warrants that it has full legal title to the personal property listed hereunder and that all said personal property is free and clear of any liens, security agreements, financing statements or other liens and encumbrances.

5. This Assignment shall be construed by and governed in accordance with the laws of the City and State of New York,

6. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties have caused this Assignment to be executed and effective as of the date set forth above.

SELLER:	___________________________________

By:
Print Name:
Title:
Date:

PURCHASER:	EXTRA SPACE OF LLC

By:
Print Name:
Title:
Date:

EXHIBIT “F”

BANK DEPOSIT AUTHORIZATION LETTER

Dated:

Bank Officer’s Name

Name of Purchaser’s Bank

Bank Address

City, State, Zip

Re:	[Name and address of Seller’s facility]

TO WHOM IT MAY CONCERN:

                            , a                  (“Seller”), sold, on                         , 200  , the self-storage facility (both real and personal property), known as                          to EXTRA SPACE OF                      LLC, a                      limited liability company (“Extra Space”). This is to authorize you to deposit all rental checks payable to                              to the account of Extra Space at your bank.

SELLER:

_________________________________

By:
Print Name:
Title:
Date:

FIRST AMENDMENT TO

THE PURCHASE AND SALE AGREEMENT

(Storage Deluxe, Fordham Road, Bronx, NY)

This First Amendment to the Purchase and Sale Agreement is entered into this      day of January, 2004, by and between FORDHAM ROAD STORAGE PARTNERS, LLC (“Seller”) and EXTRA SPACE DEVELOPMENT, LLC (“Purchaser”).

WHEREAS, the Seller and Purchaser entered into a Purchase and Sale Agreement, dated December 1, 2003 (“Agreement”) for that certain self-storage facility located at 245 West Fordham Road, Bronx, NY 10468, as more particularly described in the Agreement; and

WHEREAS, the parties now desire to amend the Agreement as set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to the following:

1. The Inspection Period set forth in Section 6 of the Agreement is hereby extended to February 13, 2004.

2. All other terms and conditions of the Agreement, which are not in conflict with this Amendment, continue to be in full force and effect.

IN WITNESS, WHEREOF, the parties have executed this Amendment.

SELLER:		PURCHASER:

FORDHAM ROAD STORAGE PARTNERS, LLC		EXTRA SPACE DEVELOPMENT, LLC
By: Illegible

By:		By:
Printed Name:	Evan M. Noverton	Print Name:	Charles L. Allen
Title:	Manager	Title:	Sr. Vice President
Date:	1/22/04	Date:	1/21/04

SECOND AMENDMENT TO THE

PURCHASE AND SALE AGREEMENT

(Storage Deluxe, Fordham Road, Bronx, NY)

This Second Amendment to the Purchase and Sale Agreement is made and entered into as of the      day of February, 2004 (this “Amendment”), by and between FORDHAM ROAD STORAGE PARTNERS, LLC (“Seller”) and EXTRA SPACE DEVELOPMENT, LLC (“Purchaser”).

WHEREAS, Seller and Purchaser entered into a Purchase and Sale Agreement, dated December 1, 2003 (“Agreement”), as amended by the First Amendment to the Purchase and Sale Agreement, dated as of January 23, 2004, for that certain self-storage facility located at 245 West Fordham Road, Bronx, NY 10468, as more particularly described in the Agreement; and

WHEREAS, the Purchaser desires to perform a so-called “314 audit” with regard to the Seller’s books and records, and Seller is willing to accommodate Purchaser’s request subject to the term and conditions set forth herein; and

WHEREAS, the parties now desire to further amend the Agreement as set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	As a material inducement to Seller’s agreement to enter into this Amendment: (a) Purchaser acknowledges that the Inspection Period under the Purchase and Sale Agreement has passed and that Purchaser has committed to proceed to closing under the Agreement; and (b) Purchaser further acknowledges that (i) Seller’s agreement to permit and cooperate in the performance of a 314 audit is given purely as an accommodation to Purchaser, (ii) no matter what findings are made as a consequence of the 314 audit, Purchaser’s obligations under the Agreement shall in no way be diminished, altered, amended, (iii) the performance of the 314 audit and the results or findings of any such audit shall in no way deemed a representation or warranty by the Seller and (iv) in no way shall whatsoever shall the Seller have any liability or responsibility for the performance of the 314 audit or the findings in connection therewith.

2.	Accordingly, Seller agrees to (i) make available to Purchaser or its agents at Seller’s office all of Seller’s books and records reasonably requested by Purchaser and (ii) to use reasonable efforts to cause Seller’s employees and accountants to cooperate with Purchaser in the performance of a 314 audit in connection with the calendar years 2001, 2002 and 2003. In connection with the foregoing, Purchaser shall give Seller at least five (5) days’ prior notice of Purchaser’s plans to inspect such books and records.

3.	Purchaser agrees to reimburse Seller for all of its actual costs and expenses incurred in connection with Purchaser’s 314 audit, including without limitation the costs related to Seller’s principals’, employees’ and accountants’ working with Purchaser or its agents during the performance of the 314 audit. Purchaser shall reimburse the Seller for the foregoing costs and expenses within three (3) days after delivery of invoices for the same.

4.	Except as amended hereby, the Agreement, as previously amended, remains unmodified and in full force and effect

IN WITNESS, WHEREOF, the parties have executed this Amendment. Capitalized terms used herein and not otherwise define shall have the meaning set forth in the Agreement.

SELLER:

FORDHAM ROAD STORAGE PARTNERS, LLC By: FR ASSOCIATES, LLC, managing member

By:
Name:	Evan M. Noverton
Title:	Manager
Date:	2/26/04

PURCHASER:

EXTRA SPACE DEVELOPMENT, LLC

By:
Print Name:	Kenneth M. Woolley
Title:	Manager
Date:	February 26, 2004

THIRD AMENDMENT TO THE

PURCHASE AND SALE AGREEMENT

(Storage Deluxe, Fordham Road, Bronx, NY)

This Third Amendment to the Purchase and Sale Agreement is made and entered into as of the      day of March, 2004 (this “Amendment”), by and between FORDHAM ROAD STORAGE PARTNERS, LLC (“Seller”) and EXTRA SPACE DEVELOPMENT, LLC (“Purchaser”).

WHEREAS, Seller and Purchaser entered into a Purchase and Sale Agreement, dated December 1, 2003 (“Agreement”), as amended by each of the First Amendment to the Purchase and Sale Agreement, dated as of January 23, 2004, and the Second Amendment to the Purchase and Sale Agreement, dated as of February 26, 2004, for that certain self-storage facility located at 245 West Fordham Road, Bronx, NY 10468, as more particularly described in the Agreement; and

WHEREAS, the parties now desire to further amend the Agreement as set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. The first sentence of Section 3 of the Agreement shall be amended to state: “The Purchase Price to be paid by Purchaser to Seller for the Property shall be the total sum of Fourteen Million Dollars ($14,000,000.00), which sum shall be paid as follows and in accordance with Section 8C:”

2. The first sentence of Section 16 of the Agreement shall be amended to state: “At Closing and only if Closing takes place, Purchaser shall pay to Michael Mele of Marcus & Millichap a real estate commission in the amount of $175,000, pursuant to a separate agreement.”

3. The following sentence shall be added to the end of paragraph 8E: “At Closing, Purchaser shall pay $7,500.00 to Tony Como for certain real estate tax services performed in connection with the Property.”

4. Purchaser has received a title report and survey of the Property and accepts the status of the title and hereby waives any objections thereto.

5. Except as amended hereby, the Agreement, as previously amended, remains unmodified and in full force and effect.

IN WITNESS, WHEREOF, the parties have executed this Amendment. Capitalized terms used herein and not otherwise define shall have the meaning set forth in the Agreement.

SELLER:

FORDHAM ROAD STORAGE PARTNERS, LLC
By: FR ASSOCIATES, LLC, managing member

By:
Name:	Evan M. Noverton
Title:	Manager
Date:	3/15/04

PURCHASER:

EXTRA SPACE DEVELOPMENT, LLC

By:
Print Name:	Kenneth T. Woolley
Title:	Senior V.P. Acquisitions
Date:	3/15/04

FOURTH AMENDMENT TO THE

PURCHASE AND SALE AGREEMENT

(Storage Deluxe, Fordham Road, Bronx, NY)

This Fourth Amendment to the Purchase and Sale Agreement is made and entered into as of the 6th day of May, 2004 (this “Amendment.”), by and between FORDHAM ROAD STORAGE PARTNERS, LLC (“Seller”) and EXTRA SPACE DEVELOPMENT, LLC (“Purchaser”).

WHEREAS, Seller and Purchaser entered into a Purchase and Sale Agreement, dated December 1, 2003, as amended by each of the First Amendment to the Purchase and Sale Agreement, dated as of January 23,2004, the Second Amendment to the Purchase and Sale Agreement, dated as of February 26, 2004, and the Third Amendment to the Purchase and Sale Agreement, dated as of March 15, 2004 (collectively, “Agreement”), for that certain self-storage facility located at 245 West Fordham Road, Bronx, NY 10468, as more particularly described in the Agreement; and

WHEREAS, the parties now desire to further amend the Agreement as set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. The Purchase Price shall be increased by One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00). Accordingly, the first sentence of Section 3 of the Agreement shall be amended to state: “The Purchase Price to be paid by Purchaser to Seller for the Property shall be the total sum of Fourteen Million One Hundred Fifty Thousand Dollars ($14,150,000.00), which sum shall be paid as follows and in accordance with Section 8C:”

2. The Purchaser shall deliver to the Escrow Agent within two (2) business days after the date hereof an additional Earnest Money Deposit under the Agreement in the amount of Five Hundred Thousand and 00/100 Dollars ($500,000.00) such that the total amount of the Earnest Money Deposit under the Agreement shall be One Million 00/100 Dollars ($1,000,000.00). The Earnest Money Deposit under the Agreement in the amount of One Million 00/100 Dollars ($1,000,000.00) shall be non-refundable, except as otherwise set forth in the Agreement, and shall be credited to the Purchase Price at Closing.

3. The Closing Date (“Closing Date”) shall be the earlier of: (a) the date that is fourteen (14) days after the date that Purchaser’s Initial Public Offering becomes effective and the proceeds thereof have been received by Purchaser, and (b) August 16, 2004. TIME IS OF THE ESSENCE, as to Purchaser only, as to the foregoing Closing Date. Failure by Purchaser to timely close title to the. Property as set forth herein shall be deemed to be a material default under the terms and conditions of the Agreement, entitling the non-defaulting party to obtain the remedies set forth for such party in Section 15 of the Agreement.

4. Purchaser hereby waives, as a condition to closing, the ability to assume the GECC Loan, as set forth in Section 9 A of the Agreement, and any and all references in the Agreement making closing subject to the assumption of the GECC Loan by Purchaser are hereby stricken and omitted in their entirety. Notwithstanding the foregoing, Seller acknowledges that Purchaser may, at Purchaser’s election, elect to Close title on or before the Closing Date (the “Closing Election”) by either: (i) paying off and satisfying the GECC Loan, in which event Purchaser shall be responsible for any and all costs and expenses in connection therewith including without limitation any prepayment penalties, attorneys fees and any other GECC Fees, if any; (ii) defeasing the GECC Loan, in which event Purchaser shall be responsible for any and all costs and expenses in connection therewith, including without limitation any prepayment penalties, attorneys fees and any other GECC Fees, if any; or (iii) assuming the GECC Loan, in which event Purchaser shall be responsible for any and all costs and expenses in connection therewith. If Purchaser chooses one of the foregoing Closing Elections, Seller agrees to cooperate and assist Purchaser, as needed, to complete such Closing Election (at no cost or expense to Seller); and Seller agrees to execute and timely deliver any usual and customary documents required by the lender or loan servicer in connection with the assumption or defeasance of the GECC Loan. In addition, in the event that Purchaser elects to assume or defease the GECC Loan, Purchaser shall make reasonable efforts to obtain a release by GECC of Seller and all guarantors from any and all obligations under the GECC Loan for events occurring after the Closing Date. In the event and to the extent that Purchaser is unable to obtain such releases from GECC, Purchaser shall indemnify Seller and the guarantors against any and all damages, claims, causes of action and costs and expenses, including attorneys fees, arising out of events occurring after the Closing Date, which Seller or the guarantors may incur in connection with the obligations set forth under the guaranties executed by Seller and the guarantors in connection with the GECC Loan. In no event will Seller incur any costs or expenses in connection with Purchaser’s Closing Election. Purchaser shall notify Seller of the Closing Election no later than ten (10) days prior to the Closing Date. In the event of Purchaser’s failure to so timely notify seller of the closing election, it shall be deemed that the election shall be paying off and satisfying the GECC Loan as set forth above in this paragraph 4 and Purchaser shall close title on the closing date as set forth on this agreement as modified by this Fourth Amendment. No matter what Purchaser elects as the Closing Election, in no event shall such election alter, modify or otherwise delay the Closing Date as set forth in paragraph 3 above,

5. Seller hereby reaffirms that as set forth in the last sentence of Section 5 of the Agreement, Seller will provide to Purchaser on an ongoing basis (at least monthly) updated reports of the items in 1,2, 3, and 14 of Exhibit B to the Agreement. Purchaser expressly acknowledges that Seller’s agreement to deliver such items is for informational purposes only and is given purely as on accommodation to Purchaser, the delivery of such items shall in no way be deemed a representation or warranty by Seller, and no matter the contents thereof, it shall not be a default by Seller under the Agreement, Purchaser’s obligations under the Agreement shall in no way be diminished, altered, or amended, including without limitation Purchaser’s obligation to close title as set forth in the Agreement as amended by this Fourth Amendment. To the extent that this paragraph is inconsistent with any representations or warranties contained in the Agreement, this paragraph shall control.

6. Purchaser hereby acknowledges that any discrepancies which may exist between the financial statements provided by Seller during Purchaser’s 314 audit and the financial statements otherwise provided by Seller to Purchaser, prior to, during and after the Inspection Period, are hereby deemed acceptable. Purchaser hereby approves of the contents set forth in all such financial statements reviewed by Purchaser and its consultants including without limitation the net operating income for Seller’s self storage business and, in light of Purchaser’s approval of the foregoing, Purchaser hereby waives any rights and/or remedies that Purchaser may have under the Agreement, at law or in equity with respect to such 314 audit and such financial statements including without limitation any right arising out of such audit or financial statements that Purchaser may have to cancel the Agreement or refuse to close title thereunder.

7. Each of Seller and Purchaser hereby waive their respective claims as set forth in (a) that certain letter dated April 9, 2004 from Stadtmauer Bailkin LLP to Extra Space Development LLC, and (b) that certain letter dated April 16, 2004 from Tannenbaum Helpern Syracuse & Hirschtritt LLP to Stadtmauer Bailkin LLP.

8. Except as amended hereby, the Agreement, as previously amended, remains unmodified and in full force and effect.

IN WITNESS, WHEREOF, the parties have executed this Amendment. Capitalized terms used herein and not otherwise define shall have the meaning set forth in the Agreement.

SELLER:

FORDHAM ROAD STORAGE PARTNERS, LLC
By: FR ASSOCIATES, LLC, managing member

By:
Name:	Evan M. Noverton
Title:	Manager
Date:	5/6/04

PURCHASER:

EXTRA SPACE DEVELOPMENT, LLC

By:
Print Name:	Kenneth M. Woolley
Title:	Sr. VP Acquisitions
Date:	5/5/04